Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Posts 56% Increase In Second Quarter Diluted Earnings Per Share
Ankeny, IA, December 7, 2015 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $2.00 for the second quarter of fiscal 2016 ended October 31, 2015, compared to $1.28 per share for the same quarter a year ago. Year to date, diluted earnings per share were $3.57 versus $2.56 a year ago. “Casey’s experienced significant sales growth in all major areas of our business, especially inside our stores,” stated Chairman and CEO Robert J. Myers. “Second quarter inside sales were up 11.6% while total fuel gallons sold were up 7.7%. The positive sales performance, along with a strong prepared food and fuel margin, drove gross profit dollars up 19.3% for the quarter.
Fuel - The Company's annual goal for fiscal 2016 is to increase same-store gallons sold 2% with an average margin of 16.7 cents per gallon. For the second quarter, same-store gallons sold were up 3.3% with an average margin of 24.7 cents per gallon. The Company sold 13.6 million renewable fuel credits for $4.7 million during the second quarter. “Same-store gallons during the quarter continued to benefit from lower fuel prices,” said Myers. “We also experienced a fuel margin well ahead of our annual goal due primarily to volatile wholesale costs during the quarter.” For the year, total gallons sold were up 7.8% to 997.4 million gallons with an average margin of 21.1 cents per gallon, while gross profit dollars rose 18.5%. Same-store gallons for the year were up 3.3%.
Grocery and Other Merchandise - Casey's annual goal for fiscal 2016 is to increase same-store sales 6.2% with an average margin of 32.1%. For the second quarter, same-store sales were up 7.5% with an average margin of 31.5%. The Company experienced double-digit sales increases across nearly all major areas of this category, resulting in a 10.6% increase in total sales in the second quarter. “Packaged beverage and tobacco sales continued their solid performance as we expand our cooler capacity throughout our store base and customers trade up to premium brands,” stated Myers. For the six months ended October 31, 2015, same-store sales were up 7.2% with an average margin of 32.1%. Total sales for the year were up 10.3% to $1.04 billion, while gross profit dollars rose 9.0%.
Prepared Food and Fountain - The goal for fiscal 2016 is to increase same-store sales 10.4% with an average margin of 60.8%. Same-store sales for the quarter were up 9.4% with an average margin of 63.4%. The margin was up 410 basis points primarily due to lower commodity costs compared to the same time a year ago. “Same-store sales benefited from the continued rollout of our primary store initiatives,” said Myers. “We are optimistic about the future growth in this category especially as we complete the implementation of online ordering later this month in all of our stores. The online ordering service will give our customers the ability to conveniently order pizza, made-to-order sub sandwiches, and appetizers.” Year to date, total sales were up 14.4% to $452.8 million compared to the first six months last year, and gross profit dollars were up 20.9% to $285.2 million. Year to date, same-store sales were up 9.8%.
Operating Expenses - Year to date, operating expenses increased 8.7% to $531.6 million. For the quarter, operating expenses were up 9.5%. “The increase was primarily due to operating 48 more stores this year compared to a year ago in the same period and the continued rollout of various operational initiatives,” said Myers. “These increases were offset by a $1.3 million decrease in the quarter for transportation costs due to lower fuel prices."

Expansion - The Company’s annual goal is to build or acquire 75 to 113 stores, replace 10 existing locations and perform 100 major remodels. At the mid-year point, the Company had acquired 1 store and completed 25 new-store constructions. The Company has also completed 11 replacements and 24 major remodels. “We are on pace to build approximately 50 stores and remodel 100 stores by the end of the fiscal year,” said Myers. “We will continue to remain patient with acquisitions and remain optimistic about our long-term growth opportunities as our second distribution center becomes operational in February 2016.”
Dividend - At its December meeting, the Board of Directors declared a quarterly dividend of $0.22 per share. The dividend is payable February 15, 2016 to shareholders of record on February 1, 2016.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2015	2014	2015	2014
Total revenue	$1,924,600	$2,150,211	$3,973,192	$4,441,397
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,481,610	1,778,929	3,118,960	3,699,201
Gross profit	442,990	371,282	854,232	742,196
Operating expenses	267,978	244,781	531,560	489,099
Depreciation and amortization	41,807	37,275	81,206	73,524
Interest, net	10,009	10,360	20,093	20,866
Income before income taxes	123,196	78,866	221,373	158,707
Federal and state income taxes	44,163	28,997	80,534	58,741
Net income	$79,033	$49,869	$140,839	$99,966
Net income per common share
Basic	$2.03	$1.29	$3.61	$2.59
Diluted	$2.00	$1.28	$3.57	$2.56
Basic weighted average shares	39,002,546	38,706,611	38,987,530	38,668,453
Plus effect of stock compensation	423,747	352,056	419,687	348,522
Diluted weighted average shares	39,426,293	39,058,667	39,407,217	39,016,975

The previously announced revisions to our financial results regarding an immaterial correction of an error for the fiscal 2015 first quarter are reflected in prior period year-to-date results.

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	October 31, 2015	April 30, 2015
Assets
Current assets
Cash and cash equivalents	$65,580	$48,541
Receivables	31,925	22,609
Inventories	204,277	197,331
Prepaid expenses	2,863	2,025
Deferred income taxes	17,704	15,531
Income tax receivable	—	19,223
Total current assets	322,349	305,260
Other assets, net of amortization	18,549	18,295
Goodwill	127,046	127,046
Property and equipment, net of accumulated depreciation of $1,255,658 at October 31, 2015 and $1,185,246 at April 30, 2015	2,162,869	2,019,364
Total assets	$2,630,813	$2,469,965
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$—	$—
Current maturities of long-term debt	15,393	15,398
Accounts payable	246,055	226,577
Accrued expenses	125,207	122,914
Income taxes payable	12,721	—
Total current liabilities	399,376	364,889
Long-term debt, net of current maturities	830,553	838,245
Deferred income taxes	353,955	354,973
Deferred compensation	17,639	17,645
Other long-term liabilities	19,882	18,984
Total liabilities	1,621,405	1,594,736
Total shareholders’ equity	1,009,408	875,229
Total liabilities and shareholders’ equity	$2,630,813	$2,469,965
Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Revenue and Gross Profit by Product (Amounts in thousands)
Three months ended 10/31/2015	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,166,736	$516,578	$229,388	$11,898	$1,924,600
Gross profit	$122,690	$162,904	$145,513	$11,883	$442,990
Margin	10.5%	31.5%	63.4%	99.9%	23.0%
Fuel gallons	496,226
Three months ended 10/31/2014
Revenue	$1,470,768	$466,934	$201,196	$11,313	$2,150,211
Gross profit	$89,637	$151,025	$119,322	$11,298	$371,282
Margin	6.1%	32.3%	59.3%	99.9%	17.3%
Fuel gallons	460,740

Revenue and Gross Profit by Product (Amounts in thousands)
Six months ended 10/31/2015	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$2,452,977	$1,043,198	$452,770	$24,247	$3,973,192
Gross profit	$210,371	$334,453	$285,193	$24,215	$854,232
Margin	8.6%	32.1%	63.0%	99.9%	21.5%
Fuel gallons	997,395
Six months ended 10/31/2014
Revenue	$3,077,895	$945,520	$395,807	$22,175	$4,441,397
Gross profit	$177,506	$306,710	$235,834	$22,146	$742,196
Margin	5.8%	32.4%	59.6%	99.9%	16.7%
Fuel gallons	924,954

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2016	3.4%	3.3%				F2016	17.5	¢	24.7	¢
F2015	3.0	2.3	2.2%	3.5%	2.6%	F2015	18.9		19.5		22.0	¢	16.9	¢	19.3	¢
F2014	3.2	4.2	3.8	1.8	3.1	F2014	21.4		16.0		13.6		13.1		16.1

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	7.0%	7.5%				F2016	32.6%	31.5%
F2015	7.7	6.6	7.7%	9.7%	7.8%	F2015	32.5	32.3	31.2%	32.1%	32.1%
F2014	6.1	10.2	6.5	7.2	7.4	F2014	32.7	32.3	31.1	32.1	32.1

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2016	10.3%	9.4%				F2016	62.5%	63.4%
F2015	11.1	11.1	14.1%	13.5%	12.4%	F2015	59.9	59.3	58.7%	60.9%	59.7%
F2014	11.9	12.3	10.7	12.1	11.8	F2014	61.8	61.8	60.8	60.1	61.1
Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 8, 2015. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.